TRANSFER AGENT SERVICING AGREEMENT


      THIS AGREEMENT is made and entered into as of this 25th day of November, 2002, by and between Brazos Mutual Funds, a Delaware business trust (the "Trust"), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

      WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

      WHEREAS, the Trust is authorized to issue separate classes of shares for each such series;

      WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

      WHEREAS, the Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a "Fund", collectively the "Funds") and each class of shares of each Fund listed on Exhibit A hereto (as amended from time to time) (each a "Class").

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    APPOINTMENT OF USBFS AS TRANSFER AGENT

      The Trust hereby appoints USBFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.    SERVICES AND DUTIES OF USBFS

      USBFS shall perform all of the customary services of a transfer agent and dividend disbursing agent for the Funds, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to:

      A.   Receive orders for the purchase of shares.

      B. Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Trust's custodian, and issue the appropriate number of uncertificated shares with such

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

           uncertificated shares being held in the appropriate shareholder account.

      C. Arrange for issuance of shares obtained through transfers of funds from Fund shareholders' accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund's current prospectus ("Prospectus").

      D. Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust's custodian.

      E. Pay monies upon receipt from the Trust's custodian, where relevant, in accordance with the instructions of redeeming shareholders.

      F. Process transfers of shares in accordance with the shareholder's instructions.

      G. Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds and with a First American Money Market Fund, if applicable.

      H. Prepare and transmit payments for dividends and distributions declared by the Trust with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

      I. Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

      J. Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

      K. Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies.

      L.   Mail shareholder reports and Prospectuses to current shareholders.

      M. Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

      N. Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

      O. Mail requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal tax laws and regulations.

      P. Provide a Blue Sky system that will enable the Trust to monitor the total number of shares of the Fund sold in each state. In addition, the Trust or its agent, including USBFS, shall identify to USBFS in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state.

      Q. Answer correspondence from shareholders, securities brokers and others relating to USBFS's duties hereunder and such other correspondence as may from time to time be mutually agreed upon between USBFS and the Trust.

      R. Reimburse each Fund each month for all material losses resulting from "as of" processing errors for which USBFS is responsible in accordance with the "as of" processing guidelines set forth on Exhibit C hereto.

3.    COMPENSATION

      USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Trust shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 1/2%) per month, after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of assets and property of the particular Fund involved.

4.    DISCLAIMER OF LIABILITY

      This Agreement is executed on behalf of the Trust by its officers in their capacities as officers and not individually. The obligations of the Trust under this Agreement are not binding upon the Trust's trustees, officers, or shareholders individually, but are binding only upon the assets and property of the Trust to which the services performed pursuant to this Agreement relate. USBFS agrees that if obligations or liability relates to one or more Funds, the obligations or liability hereunder shall be limited to the respective assets of such Funds.

5.    INDEMNIFICATION; LIMITATION OF LIABILITY

      A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. The Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by the Trust as a result of the Trust's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement.

           USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

           In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS's control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

           Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense and shall reimburse each Fund, where applicable, in accordance with the "As Of Processing Policy," a copy of which is attached as Exhibit C.

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

      B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

6.    PROPRIETARY AND CONFIDENTIAL INFORMATION

      USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

      Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Trust's shareholders with any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

7.    TERM OF AGREEMENT; AMENDMENT

      This Agreement shall become effective as of the date first written above and will continue in effect for a period of three years. Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

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

8.    RECORDS

      USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.

9.    GOVERNING LAW

      This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

10.   REPRESENTATIONS AND WARRANTIES OF USBFS

      USBFS represents and warrants to the Trust that:

      (a) It is a limited liability company duly organized, existing and in good standing under the laws of Wisconsin;
      (b) It is a registered transfer agent under the Securities Exchange Act of 1934, as amended;
      (c) It is duly qualified to carry on its business in the state of Wisconsin;
      (d) It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;
      (e) All requisite corporate proceedings have been taken to authorize it to enter and perform this Agreement;
      (f) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and
      (g) It will comply with all applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, and any laws, rules, and regulations of governmental authorities having jurisdiction.

11.   REGISTRATION AS A TRANSFER AGENT

      USBFS is a registered transfer agent under the Securities Exchange Act of 1934, as amended. USBFS agrees that it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent. Should USBFS fail to be registered with the appropriate federal

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

      agency as a transfer agent at any time during this Agreement, and such failure to register does not permit USFBS to lawfully conduct its activities under this Agreement, the Trust may terminate this Agreement upon five days written notice to USBFS.

12.   DUTIES IN THE EVENT OF TERMINATION

      In the event that, in connection with termination, a successor to any of USBFS' duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS' personnel in the establishment of books, records, and other data by such successor.

13.   DATA NECESSARY TO PERFORM SERVICES

      The Trust or its agent, which may be USBFS, shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

14.   ASSIGNMENT

      This Agreement may not be assigned by either party without the prior written consent of the other party.

15.   INSURANCE

      USBFS shall maintain insurance of the types and in the amounts deemed by it to be appropriate. To the extent that policies of insurance may provide for coverage of claims for liability by the parties set forth in this Agreement, the contracts of insurance shall take precedence, and no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to the Trust, any Fund, USBFS or any insured party which would otherwise be a covered claim in the absence of any provision of this Agreement provided however, that this Section 15 does not void, reduce or jeopardize the insurance coverage of the insured party.

16.   SECURITY

      USBFS represents and warrants that, to the best of its knowledge, the various procedures and systems which USBFS has implemented with regard to the safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hours a day restricted access) of the Trust's blank checks, certificates, records and other data hereunder are adequate, and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. USBFS shall review such systems and procedures on a periodic basis and the Trust shall have access to review these systems and procedures.

17.   ANTI-MONEY LAUNDERING

      (a) Delegation. The Trust hereby delegates to USBFS, as agent for the Trust, responsibility for the implementation and operation of the following policies and procedures in connection with the Trust's anti-money laundering program ("AML Program"): (i) know-your- customer policies; (ii) due diligence policies for correspondent accounts for foreign financial institutions and for private banking accounts for non-U.S. persons; (iii) no cash policy; (iv) detecting and reporting suspicious activity; (v) monitoring accounts and identifying high risk accounts; and (vi) all related recordkeeping requirements, and USBFS accepts such delegation. USBFS further agrees to cooperate with the Trust's AML Compliance Officer in the performance of Transfer Agent's responsibilities under the AML Program.

      (b) The AML Program. USBFS hereby represents and warrants that USBFS has received a copy of the Trust's AML Program and undertakes to perform all responsibilities imposed on USBFS as a "Service Provider" thereunder. The Trust hereby agrees to provide to USBFS any amendment(s) to the AML Program promptly after adoption of any such amendment(s) by the Trust.

      (c) Consent to Examination. USBFS hereby consents to: (a) provide to federal examination authorities information and records relating to the AML Program maintained by USBFS; and (b) the inspection of USBFS by federal examination authorities for purposes of the AML Program.

      (d) Anti-Money Laundering Program. USBFS hereby represents and warrants that it has implemented and enforces an anti-money laundering program ("AMLP") that complies with laws, regulations and regulatory guidance applicable to the Trust and USBFS, and includes, at a minimum:

           (1)  know-your-customer policies;

           (2) due diligence policies for correspondent accounts for foreign financial institutions and for private banking accounts fro non-U.S. persons;

           (3) reasonable internal procedures and controls to detect and report suspicious activities;

           (4)  monitoring accounts and identifying  high-risk  accounts;

           (5) a compliance officer or committee with responsibility for the anti-money laundering program;

           (6) employee training, including that: (i) new employees receive AML training upon the commencement of their employment; and (ii) existing employees receive AML training at the time such employees assume duties that bring them into contact with possible money laundering activities;

           (7)  an independent audit function; and

           (8)  recordkeeping requirements.

      (e) Delivery of Documents. USBFS agrees to furnish to the Trust the following documents:

           (1) a copy of USBFS' AMLP as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment;

           (2) a copy of any deficiency letter sent by federal examination authorities concerning USBFS' AMLP; and

           (3) no less frequently than annually, a report on USBFS' anti-money laundering program that includes a certification to the Trust concerning USBFS' implementation of, and ongoing compliance with, its anti-money laundering program and a copy of any audit report prepared with respect to USBFS' anti-money laundering program.

      (f) Reports. USBFS will provide periodic reports concerning USBFS' compliance with it's AMLP and/or the Trust's AML Program at such times as may be reasonably requested by to the Trust's Board of Trustees or AML Compliance Officer.

18.   NOTICES

      Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below: Notice to USBFS shall be sent to:

           U.S. Bancorp Fund Services, LLC
           615 East Michigan Street
           Milwaukee, WI  53202

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

           and notice to the Trust shall be sent to:

                Brazos Mutual Funds
                Mr. Dan Hockenbrough
                5949 Sherry Lane
                Suite 1600
                Dallas, TX  75225

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.


BRAZOS MUTUAL FUNDS                         U.S. BANCORP FUND SERVICES, LLC


By:  /s/ Dan Hockenbrough                   By:  /s/ Joe Redwine
     -----------------------------               ----------------------------



Title:  President                           Title:  President
        --------------------------                  -------------------------

                                    EXHIBIT A
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT

                                   FUND NAMES

                     SEPARATE SERIES OF BRAZOS MUTUAL FUNDS

Name of Series                                                   Date Added
--------------                                                   ----------

Brazos Micro Cap Portfolio
Brazos Small Cap Portfolio
Brazos Mid Cap Portfolio
Brazos Real Estate Securities Portfolio
Brazos Multi Cap Portfolio

                                    EXHIBIT B
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT

                                  FEE SCHEDULE

-----------------------------------------------------------------------------------------------------

SERVICE CHARGES TO THE FUND                      SERVICE CHARGES TO INVESTORS
---------------------------                      ----------------------------
Shareholder Account Fee (Subject to Minimum)     Qualified Plan Fees (Billed to Investors)
 No-Load  - $15.00 /account                       $12.50/qualified plan acct (Cap at $25.00/SSN)
 Load Fund - $16.00 /account                      $12.50/Coverdell ESA acct (Cap at $25.00/SSN)
 Daily Accrual Fund - $21.00 /account             $25.00/transfer to successor trustee
Annual Minimum                                    $25.00/participant distribution (Excluding SWPs)
 $24,000 per no-load fund                         $25.00 /refund of excess contribution
 $28,000 per load or daily accrual fund
 $15,000 each additional class                    Additional Shareholder Fees (Billed to Investors)
Plus 1 basis point                                 $15.00/outgoing wire transfer
                                                   $15.00/overnight delivery
Activity Charges                                   $ 5.00/telephone exchange
 Telephone Calls - $1.50 /call                     $25.00/return check or ACH
 Draft Check Processing - $1.00 /draft             $25.00/stop payment
 Daily Valuation Trades - $6.75 /trade             $ 5.00/research request (Cap at $25.00/request)
 Lost Shareholder Search - $5.00 /search             (For requested items of the second calendar
 E-mail Services                                      year [or previous] to the request)
        $200/month administration                 ---------------------------------------------------
        $3.00/e-mail received                     TECHNOLOGY CHARGES
 ACH/EFT Shareholder Services:                    ------------------
        $125.00/month/fund group                  1.   NSCC Service Interface - All NSCC Services
        $ .50/ACH item, setup, change                  Setup - $1,500/fund group
        $5.00/correction, reversal                     Annual - $1,400 /fund group/year
                                                  2.   Voice Services
                                                       VRU Setup - $500/fund group
Plus out-of-pocket expenses, including                 VRU Maintenance - $100/mo/fund group
 but not limited to:                                   $.25/voice response call
 Telephone - toll-free lines, call                     $.35/voice recognition call
  transfers, etc.                                 3.   Asset Allocation Services - $8.00/account
 Mailing, sorting and postage                          group/year (4 reallocations)
 Stationery, envelopes                            4.   12b-1 Aging - $1.50/account/year
 Programming, special reports                     5.   Fund Group Setup - $2,000/fund group
 Insurance                                        6.   Fund Setup - $1,500/fund
 Record retention                                 7.   Average Cost - $.35/account/year
 Microfilm/fiche of records                       8.   Development/Programming - $150/hour
 Proxies, proxy services                          9.   File Transmissions - subject to requirements
 ACH fees                                         10.  Selects - $300 per select, plus $50/Excel
 NSCC charges                                     11.  Extraordinary services - charged as
 AML Service - $.25/open acct                          incurred
 (non-network level 3); $.50/                          Conversion of Records (if necessary) - $48,000
 foreign acct                                            TO BE BILLED AT $1,000/MONTH, 48 MOS.
 All other out-of-pocket expenses                      Custom processing, re-processing
Fees are billed monthly.                               All other extraordinary services
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
                                       12

                                    EXHIBIT C
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT

                             AS OF PROCESSING POLICY

      USBFS will reimburse each Fund for any net material loss that may exist on the Fund's books and for which USBFS is responsible, at the end of each calendar month. "Net Material Loss" shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund's net asset value per share by more than 1/2 cent. Gains and losses will be reflected on the Fund's daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of 1/2 cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

                                       13